Exhibit 99.1

MEDIA RELEASE

Fisher Communications, Inc. Reports Third Quarter 2009 Financial Results

SEATTLE, WA – (MARKETWIRE) – November 5, 2009 – Fisher Communications, Inc. (NASDAQ: FSCI) today reported its financial results for the third quarter ended September 30, 2009.

2009 Third Quarter Summary

•	Net loss per diluted share was $0.46, compared to net income per diluted share of $3.41 in the third quarter of 2008. These results included a $2.6 million after-tax loss related to the Fisher Plaza fire in the third quarter of 2009 and a $31.8 million after-tax gain on Safeco shares during the third quarter of 2008.

•	Net revenue decreased 18% to $34.5 million, compared to $42.3 million in the third quarter of

2008.

•	Television revenue decreased 8% in the third quarter of 2009 compared with the same period last year, reflecting continued weakness in advertising during the quarter due to the challenging macro-economic environment and a $4.2 million decline in political spending compared to the third quarter of 2008, partially offset by a 466% increase in retransmission revenue. Net advertising revenue decreased 25% in the third quarter of 2009 compared to the same period last year.

•	Key advertising categories continued to experience significant declines from the third quarter of 2008, including automotive (down 31%), retail (down 26%), and professional services (down 4%).

•	Internet advertising revenue increased 3% to $489,000, compared to $474,000 in the third quarter of 2008.

•	Television operating expenses decreased 3%, from $25.2 million in the third quarter of 2008, to $24.5 million in the third quarter of 2009, reflecting the benefit of cost–saving measures implemented in 2009, which included reductions in workforce across the Company and the suspension of the Company’s 401(k) match.

•	The Company and American Broadcasting Company, Inc. agreed to terms for a 5-year renewal of the network affiliation between the ABC Television Network and the Company’s television stations, KOMO-TV in Seattle, Washington and KATU-TV in Portland, Oregon, effective September 1, 2009.

•	The Company signed an agreement for its Pocatello, Idaho television station KXPI, to broadcast programming from MyNetworkTV in the Idaho Falls-Pocatello television market.

•	Radio revenue decreased 49% in the third quarter compared to the third quarter of 2008. Excluding the financial impact of the Seattle Mariners broadcast contract in 2008, radio revenue declined 21% over the same period.

•	The Company began aggressively implementing its “broadcast to broadband initiative.” Fisher launched a network of 44 hyperlocal neighborhood Web sites in the Seattle market, increasing local content offerings, including KOMO-TV’s valuable content, and expanding advertising opportunities for local businesses.

Fisher Plaza Electrical Fire

On July 2, 2009, an electrical fire contained within a garage level equipment room of the east building of Fisher Plaza disrupted city-supplied electrical service to that building.  A third-party investigation concluded that the fire appears to have been caused by a malfunction of bus duct equipment manufactured by a third party.  The Company currently expects that all final repairs and equipment replacement will be completed in the fourth quarter of 2009.

The Company has incurred approximately $6.8 million in remediation and equipment replacement costs related to the Plaza fire, comprised of remediation expenses of $3.2 million, capital expenditures of $2.1 million and the loss on fixed assets destroyed by the fire of $1.5 million.   In accordance with generally accepted accounting principles, the Company is recording the Plaza fire expenses as incurred and is recording insurance reimbursements within operating results in the period the reimbursements are considered probable and certain.  Insurance reimbursements of approximately $725,000 were recorded in the third quarter of 2009.

The Company currently anticipates recording approximately $1 to $2 million of additional remediation expenses and approximately $2 to $3 million of additional capital expenditures in the fourth quarter of 2009 related to the Plaza fire.

The Company’s insurers have indicated that the event is a covered occurrence under the applicable insurance policies, and they continue to investigate the incident. The Company currently expects that a significant portion of its incurred costs will be covered by its insurance policies; however, the actual amount and timing of the reimbursement remains subject to the insurance companies’ investigation. The Company intends to vigorously assert all of its claims related to the Plaza fire as necessary.

Retransmission

The Company and several of its cable distribution partners executed final retransmission consent agreements in the third quarter of 2009. The periods covered by these agreements began on January 1, 2009. Accordingly, the Company’s third quarter financial results include approximately $2.0 million of cable retransmission fees attributable to those contracts for the period from January 1 to June 30, 2009. Excluding the $2.0 million of retransmission revenue attributable to the first half of 2009, total retransmission revenue increased $1.5 million, or 197%, from the third quarter of 2008.

Commentary on the Third Quarter

Fisher President and Chief Executive Officer Colleen B. Brown said, “Despite the unprecedented challenges facing our advertising partners and the direct effect it is having on our near-term performance, we remain confident in our business. We expect that the proactive steps we are taking to improve our operational and financial performance will allow Fisher to emerge a stronger media company once the economic recovery takes hold. Our strategic focus on increasing market share, expanding content offerings, aggressively fighting for every advertising dollar and maintaining a disciplined approach to cost management will allow us to better serve our viewers and create long-term value for our shareholders and business partners.

“A key element to our future success is positioning the Company to take full advantage of the opportunities that are being created by the proliferation of new technologies. Through our broadcast to broadband initiative, we are leveraging our inherent broadcast strengths to deliver new and exciting content to consumers through a variety of platforms. The launch of our hyperlocal Web sites enables users to access community news and information in an easy-to-use fashion, as well as provides local advertisers with a cost-effective way to reach their target audience. While this initiative is still in its infancy, we anticipate that it will play an important role in the Company’s future.”

Third Quarter Results

Consolidated Results

Revenue for the third quarter of 2009 was $34.5 million, compared to revenue of $42.3 million in the third quarter of 2008, a decrease of $7.8 million, or 18%. In addition to the effects of the macro-economic environment discussed above, as anticipated, a significant portion of the decline is attributable to the fact that 2009 is a non-political year and the Company did not renew its Seattle Mariners broadcast contract in 2008.

Loss from operations was $3.6 million for the quarter, compared with a loss from operations of $613,000 during the same period in 2008. The decline is related to the losses incurred due to the Plaza fire, as discussed above. Net loss for the third quarter was $4.0 million, or $0.46 per share, compared to net income of $29.8 million or $3.41 per share in the third quarter of 2008. Net loss in the third quarter of 2009 included an after-tax loss related to the Plaza fire of $2.6 million. Excluding the after-tax loss, net loss in the third quarter of 2009 was $1.4 million, or $0.16 per share. Net income in the third quarter of 2008 included an after-tax gain on the sale of the remaining shares of Safeco Corporation of $31.8 million. Excluding the after-tax gain, net loss in the third quarter of 2008 was $2.1 million, or $0.24 per share. EBITDA totaled $3.7 million for the third quarter of 2009, compared to $3.4 million in the third quarter of 2008.

Television Results

For the third quarter of 2009, the television segment reported revenue of $25.1 million, an 8% decrease from the $27.3 million generated in the comparable period of 2008. The decline was attributable to lower local, national, and political advertising revenue at a majority of our stations, partially offset by a 466% increase in retransmission revenue. Fisher recorded $4.2 million in total retransmission consent revenue in the third quarter. Approximately $2.0 million of this amount was for retransmission fees attributable to the first half of 2009 for contracts executed in the third quarter covering periods beginning on January 1, 2009.

TV BCF was $3.6 million, compared with $5.6 million in the same period of 2008, a decrease of 37%. The decrease in BCF was solely attributable to revenue declines.

During the third quarter, the television segment recorded $530,000 of net political revenue, compared to $4.8 million during the same period last year, a decrease of 89%.

Radio Results

For the third quarter of 2009, the radio segment reported revenue of $6.0 million, a decrease of 49% from the $11.7 million earned in the comparable period of 2008. The decrease in revenue was more than offset by lower expenses, attributable largely to the absence of the Seattle Mariners broadcast contract in the third quarter of 2009. Radio BCF was $1.2 million, compared with a negative BCF of $237,000 in the third quarter of 2008. Excluding the Mariners contract, BCF decreased 48% from $2.3 million in the third quarter of 2008, a result of a 21% decline in non-Mariners revenue partially offset by an 9% reduction in non-Mariners expenses.

Fisher Plaza Results

For the third quarter of 2009, the Plaza segment reported revenue of $3.5 million, a 5% increase from the third quarter of 2008. Loss from operations was $2.1 million, a decrease of $3.6 million or 247% from the $1.4 million income from operations in the same period in 2008. The decrease was a result of the $4.0 million in Plaza fire expenses, net related to the July 2, 2009 electrical fire. Excluding those expenses, income from operations was $1.8 million, an increase of $392,000, or 27%, from the same period in 2008.

Plaza occupancy was 96% at the end of the third quarter of 2009, compared to 97% at the end of the third quarter of 2008. The slight decrease was attributable to a change in classification of approximately 4,400 square feet formerly occupied by Fisher, which is currently vacant and available for lease.

Key Balance Sheet and Cash Flow Items

Cash, cash equivalents and short-term investments were $49.5 million at September 30, 2009, compared to $91.5 million at December 31, 2008. The reduction was due to the Company’s repurchase of $28 million in principal amount of its senior notes for total consideration of $24.4 million in cash, capital expenditures of $8.7 million, and cash used in operations of $9.1 million.

In the third quarter, the Company used cash in the amount of $2.5 million for the remediation of the Fisher Plaza electrical fire, including $371,000 for capital expenditures and $2.1 million in other remediation expenses. As discussed above, reimbursement for a significant portion of our expenditures related to the Plaza fire remains subject to the resolution of our pending insurance claims.

Total debt outstanding was $122.1 million at September 30, 2009, compared to $150.0 million at December 31, 2008. The Company’s Debt to Operating Cash Flow Ratio, as defined in the Company’s senior notes indenture, was 9.5 as of September 30, 2009 compared to 5.3 as of December 31, 2008.

Third Quarter Conference Call

Fisher will host a conference call today at 1:00 p.m. (PST). Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 1-800-299-7089; confirmation code 56052033. A live audio webcast of the call will be accessible to the public on Fisher’s Web site, www.fsci.com. Approximately two hours after the live event a recording of the webcast will be archived on the Web site and available for replay for one week. The replay will also be available via telephone for one week following the call by dialing 1-888-286-8010 and entering confirmation code 45190175.

Definitions and Disclosures Regarding Non-GAAP Financial Information

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance.

The preceding discussion of our results includes a discussion of non-GAAP financial measures such as Broadcast Cash Flow (BCF), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted Net Loss. These non-GAAP measures should not be viewed as alternatives or substitutes for GAAP reporting.

The Company believes the presentation of these non-GAAP measures is useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; and by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, time brokerage agreements or local marketing agreements. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

Television and radio BCF is calculated as income (loss) from the segment operations plus amortization of program rights, depreciation and amortization, non-cash charges, Internet and corporate expenses minus payments for broadcast rights, amortization of non-cash benefit resulting from a change in national advertising representation firm and non-convergence Internet revenue.

EBITDA is calculated as income from operations plus amortization of program rights, depreciation and amortization, stock-based compensation, Plaza fire expenses and non-cash charges minus payments for broadcast rights and amortization of non-cash benefit resulting from a change in national advertising representation firm.

Adjusted Net Loss is calculated as net income (loss) plus after-tax loss from the Plaza fire and after-tax gain on the sale of Safeco Shares.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Fisher Communications, Inc.

Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations, 7 low power television stations, and 8 radio stations in the Western United States. The Company also owns and operates Fisher Interactive Network, its online division (including over 100 online sites), Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle.  For more information about Fisher Communications, Inc., go to www.fsci.com.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” or “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which we have filed with the Securities and Exchange Commission.

Contacts:
Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750
Robin Weinberg
(212) 687-8080

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Nine months ended			Three months ended
	September 30,		%	September 30,		%
(in thousands, except per-share amounts)	2009	2008	change	2009	2008	change
Revenue	$95,023	$126,046	-25%	$34,527	$42,297	-18%

Operating expenses
Direct operating costs	47,948	52,679	-9%	16,270	17,589	-7%
Selling, general and administrative expenses	36,854	50,076	-26%	11,900	14,887	-20%
Amortization of program rights	7,084	16,818	-58%	2,507	7,357	-66%
Depreciation and amortization	10,173	9,290	10%	3,450	3,077	12%
Plaza fire expenses, net	3,951	—	n/a	3,951	—	n/a

	106,010	128,863	-18%	38,078	42,910	-11%

Loss from operations	(10,987)	(2,817)	290%	(3,551)	(613)	479%
Gain on extinguishment of senior notes, net	2,965	—		—	—
Other income, net	1,221	155,808		392	50,046
Interest expense	(8,917)	(10,343)		(2,714)	(3,441)

Income (loss) from continuing operations before income taxes	(15,718)	142,648		(5,873)	45,992
Provision (benefit) for income taxes	(5,309)	49,545		(1,873)	15,999

Income (loss) from continuing operations	(10,409)	93,103		(4,010)	29,993
Loss from discontinued operations, net of income taxes	-	(720)		—	(218)

Net income (loss)	$(10,409)	$92,383		$(4,010)	$29,775

Income (loss) per share:
From continuing operations	$(1.19)	$10.66		$(0.46)	$3.43
From discontinued operations	-	(0.08)		—	(0.02)

Basic and diluted net income (loss) per share	$(1.19)	$10.58		$(0.46)	$3.41

Income (loss) per share assuming dilution:
From continuing operations	$(1.19)	$10.66		$(0.46)	$3.43
From discontinued operations	-	(0.08)		—	(0.02)

Net income (loss) per share assuming dilution	$(1.19)	$10.58		$(0.46)	$3.41

Weighted average shares outstanding	8,774	8,731		8,778	8,733
Weighted average shares outstanding assuming dilution	8,774	8,735		8,778	8,741

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	(unaudited)
	September 30,	December 31,
(in thousands)	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$49,499	$31,835
Short-term investments	-	59,697
Receivables, net	23,451	26,044
Income taxes receivable	9,435	2,763
Deferred income taxes	1,763	1,763
Prepaid expenses and other assets	3,023	2,200
Television and radio broadcast rights	10,813	6,106

Total current assets	97,984	130,408
Cash value of life insurance and retirement deposits	17,903	17,425
Goodwill	13,293	13,293
Intangible assets	40,838	41,015
Other assets	6,104	6,955
Deferred income taxes	13,178	13,757
Property, plant and equipment, net	147,299	148,440

Total Assets	$336,599	$371,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$6,124	$4,339
Accrued payroll and related benefits	5,114	4,301
Interest payable	526	3,773
Television and radio broadcast rights payable	10,808	6,124
Current portion of accrued retirement benefits	1,254	1,254
Other current liabilities	6,445	5,712

Total current liabilities	30,271	25,503
Long-term debt	122,050	150,000
Accrued retirement benefits	19,401	19,439
Other liabilities	9,649	11,607

Total Stockholders’ Equity	155,228	164,744

Total Liabilities and Stockholders’ Equity	$336,599	$371,293

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(Unaudited)

	Nine months ended September 30,
(in thousands)	2009	2008
Operating activities
Net income (loss)	$(10,409)	$92,383
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	10,173	9,352
Loss on disposal of fixed assets destroyed in Plaza fire	1,482	—
Deferred income taxes	530	7,134
Amortization of deferred financing fees	358	474
Amortization of broadcast rights	7,084	16,818
Gain on extinguishment of senior notes, net	(2,965)	—
Payments for broadcast rights	(7,118)	(15,849)
Amortization of short-term investment discount	(303)	(286)
Gain on sale of marketable securities	-	(152,610)
Net non-cash contract termination fee	-	4,990
Amortization of non-cash contract termination fee	(1,096)	(898)
Equity in operations of equity investees	115	(50)
Stock-based compensation
	768	665
Other	109	366
Change in operating assets and liabilities
Receivables	2,593	779
Prepaid expenses and other current assets	(823)	815
Cash value of life insurance and retirement deposits	(478)	(667)
Other assets	(31)	1,042
Trade accounts payable, accrued payroll and related
benefits, interest payable, and other current liabilities	(1,671)	(3,370)
Income taxes receivable and payable	(6,673)	(3,959)
Accrued retirement benefits	(38)	16
Other liabilities	(721)	(704)

Net cash used in operating activities	(9,114)	(43,559)

Cash flows from investing activities
Purchases of marketable securities	-	(77)
Purchases of short-term investments	-	(58,909)
Proceeds from sale of marketable securities	-	153,513
Purchase of television stations	-	(52,365)
Decrease in restricted cash	-	52,365
Purchase of intangible assets	-	(285)
Redemption of short-term investments	60,000	—
Purchase of property, plant and equipment	(8,679)	(7,235)

Net cash provided by investing activities	51,321	87,007

Cash flows from financing activities
Borrowings under borrowing agreements	-	21,000
Payments on borrowing agreements	-	(21,000)
Repurchase of senior notes	(24,428)	—
Payments on capital lease obligations	(115)	(107)
Cash dividends paid	-	(30,684)

Net cash used in financing activities	(24,543)	(30,791)

Net increase in cash and cash equivalents	17,664	12,657
Cash and cash equivalents, beginning of period	31,835	6,510

Cash and cash equivalents, end of period	$49,499	$19,167

Fisher Communications, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliations
(in thousands)

The following table provides a reconciliation of income (loss) from operations to EBITDA in each of the periods presented:

	Nine Months ended September 30,		Three Months ended September 30,
	2009	2008	2009	2008
Income (loss) from operations (per GAAP, Statements of Operations)	$(10,987)	$(2,817)	$(3,551)	$(613)
Add:

Amortization of program rights	7,084	16,818	2,507	7,357
Depreciation and amortization	10,173	9,290	3,450	3,077
Stock-based compensation	768	665	273	239
Non-cash charge resulting from forfeiture of non- refundable deposit		1,000	—	—

Net non-cash charge resulting from change in national advertising representation firm		4,990	—	—

Plaza fire expenses, net	3,951	-	3,951	—
Subtract:

Payments for television and radio broadcast rights	7,118	15,849	2,525	6,261
Amortization of non-cash benefit resulting from change in national advertising representation firm	1,096	898	365	365

EBITDA (Non-GAAP)	$2,775	$13,199	$3,740	$3,434

EBITDA as a percentage of Revenue	2.9%	10.5%	10.8%	8.1%

The following table provides a reconciliation of net income (loss) to adjusted net loss in the periods presented:

	Three Months ended September 30,
	2009	2008
Net income (loss)	$(4,010)	$29,775
Add: After-tax loss on Plaza fire	(2,593)	—
Less: After-tax gain on sale of Safeco shares	—	31,843
Adjusted net loss (Non-GAAP)	$(1,417)	$(2,068)

The following table provides a reconciliation of television segment income (loss) from operations to television broadcast cash flow in each of the periods presented:

	Nine Months ended September 30,		Three Months ended September 30,
	2009	2008	2009	2008
Television segment income (loss) from operations	$(5,108)	$4,882	$663	$2,185
Add:

Amortization of program rights	7,084	6,068	2,507	2,089
Depreciation and amortization	6,523	5,993	2,184	2,017
Corporate and internet expenses	5,866	7,890	1,589	2,328
Net non-cash charge resulting from change in national advertising representation firm	—	4,990	—	—

Subtract:				—

Payments for television broadcast rights	7,118	6,099	2,525	2,082
Amortization of non-cash benefit resulting from change in national advertising representation firm			—	—
	1,096	898	365	365
Non-convergence internet revenue	1,198	1,547	489	534

Television Broadcast Cash Flow (Non-GAAP)	$4,953	$21,279	3,564	5,638

Television Broadcast Cash Flow as a percentage of Television Segment Revenue	7.3%	24.7%	14.2%	20.6%

Television Segment Revenue	$68,120	$86,151	25,116	27,343

The following table provides a reconciliation of radio segment income (loss) from operations to radio broadcast cash flow in each of the periods presented:

	Nine Months ended September 30,			Three Months ended September 30,
	2009	2008	2008 (1)	2009	2008	2008 (1)
Radio segment income (loss) from operations	$1,632	$(3,505)	$3,617	$775	$(1,698)	$1,874
Add:

Amortization of program rights	—	10,749	—	—	5,267	—
Depreciation and amortization	590	642	642	218	193	193
Corporate expenses and other	834	568	604	190	180	203

Subtract:				—	—	—

Payments for radio broadcast rights	—	9,750	—	—	4,179	—

Radio Broadcast Cash Flow (Non-GAAP)	$3,056	$(1,296)	$4,863	$1,183	$(237)	$2,270

Radio Broadcast Cash Flow as a percentage of Radio Segment Revenue	18.2%	-4.3%	22.6%	19.8%	-2.0%	30.1%

Radio Segment Revenue	$16,758	$30,151	$21,496	$5,961	$11,673	$7,553
(1)Excludes the financial impact of the Seattle Mariners broadcast contract.